Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2020 (which includes an explanatory paragraph relating to Graf Industrial Corp.’s ability to continue as a going concern), relating to the balance sheets of Graf Industrial Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) to December 31, 2018, appearing in the entity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We also consent to the reference to us under the caption “Experts” in the Prospectus constituting part of this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
March 8, 2021